Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

Pricing Supplement dated January 10, 2018

(To Prospectus Supplement dated March 28, 2017

and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$3,515,000 Enhanced Return Notes Linked to the Lowest Performing of the Russell 2000® Index and the SPDR® S&P® Metals & Mining ETF due July 16, 2019

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $3,515,000 aggregate principal amount of our Enhanced Return Notes Linked to the Lowest Performing of the Russell 2000® Index and the SPDR® S&P® Metals & Mining ETF due July 16, 2019 (CUSIP 13605WHU8 / ISIN US13605WHU80) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest at a specified rate and do not repay a fixed amount of principal at maturity. Whether you receive a positive return on your Notes or are repaid the principal amount of your Notes at maturity will each depend upon the Final Price of the lowest performing of the Russell 2000® Index and the SPDR® S&P® Metals & Mining ETF (each a “Reference Asset” and together the “Reference Assets”) on the Final Valuation Date. The Lowest Performing Reference Asset on the Final Valuation Date is the Reference Asset that has the lowest Final Price on that date as a percentage of its Initial Price.

The amount that you will be paid on your Notes at maturity will depend on the performance of the Reference Assets and will be calculated as follows:

•                  If the Final Price of the Lowest Performing Reference Asset is greater than or equal to its Initial Price: (A) the Principal Amount plus (B) the Principal Amount multiplied by (i) the Percentage Change and (ii) the Participation Rate of 145%.

•                  If the Final Price of the Lowest Performing Reference Asset is greater than or equal to its Principal Barrier Price, and less than its Initial Price: the Principal Amount.

•                  If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price: (A) the Principal Amount plus (B) the Principal Amount multiplied by the Percentage Change.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on the Final Valuation Date. You will not benefit in any way from the performance of the better performing Reference Asset. Therefore, you will be adversely affected if any Reference Asset performs poorly, even if the other Reference Asset performs favorably.

The Notes will be issued in the denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and all payments on the Notes are subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See the “Additional Risk Factors” sections in this pricing supplement and the “Risk Factors” sections in the accompanying Prospectus Supplement and Prospectus.

	Price to Public	Underwriting Discount(1)	Proceeds to CIBC(1)
Per Note	100%	2.50%	97.50%
Total	$3,515,000	$87,875	$3,427,125

(1)         The total “Underwriting Discount” and “Proceeds to CIBC” specified above reflects the aggregate of the underwriting discounts per Note at the time CIBC established any hedge positions prior to the Trade Date. Jefferies LLC (“Jefferies”) may use a portion of its commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution” in this pricing supplement.

Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $953.80 per Note. The estimated value is less than the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about January 16, 2018 against payment in immediately available funds.

Jefferies LLC

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and Jefferies has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Jefferies is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of Jefferies, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer” or the “Bank”)

Type of Note:	Enhanced Return Notes Linked to the Lowest Performing of the Russell 2000® Index and the SPDR® S&P® Metals & Mining ETF due July 16, 2019

Reference Assets:	Russell 2000® Index (ticker “RTY”) and the SPDR® S&P® Metals & Mining ETF (ticker “XME US Equity”)

CUSIP/ISIN:	CUSIP: 13605WHU8 / ISIN: US13605WHU80

Minimum Investment:	$1,000 (one Note)

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Principal Amount:	$1,000 per Note

Aggregate Principal Amount of Notes:	$3,515,000

Currency:	U.S. Dollars

Trade Date:	January 10, 2018

Original Issue Date:	January 16, 2018 (the third scheduled Business Day after the Trade Date)

Initial Price:	• With respect to the Russell 2000® Index: 1,559.801, its Closing Level on the Trade Date. • With respect to the SPDR® S&P® Metals & Mining ETF: $38.11, its Closing Price on the Trade Date.

Trading Day:	A “Trading Day” means a day on which the principal trading markets for each of the Reference Assets is open for trading.

Final Valuation Date:

July 9, 2019 (the fifth scheduled Trading Day prior to the Maturity Date). The Final Valuation Date may be delayed by the occurrence of a Market Disruption Event (as defined below). See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement.

Maturity Date:

July 16, 2019. The Maturity Date may be postponed upon the occurrence of a Market Disruption Event as described below under “Certain Terms of the Notes—Market Disruption Events.” No interest will accrue as a result of a delayed payment.

Payment at Maturity:

The Payment at Maturity will be based on the performance of the Lowest Performing Reference Asset on the Final Valuation Date and will be calculated as follows:

•                  If the Final Price of the Lowest Performing Reference Asset is greater than or equal to its Initial Price, then the Payment at Maturity will equal:

Principal Amount + [Principal Amount x (Percentage Change x Participation

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Rate)]

•                  If the Final Price of the Lowest Performing Reference Asset is greater than or equal to its Principal Barrier Price, and less than its Initial Price, then the Payment at Maturity will equal:

Principal Amount

•                  If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price, then the Payment at Maturity will equal:

Principal Amount + [Principal Amount x Percentage Change]

If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price, you will suffer a loss of a portion of the Principal Amount in an amount equal to the Percentage Change. Accordingly, you could lose up to 100% of your initial investment.

Lowest Performing Reference Asset:	The Lowest Performing Reference Asset on the Final Valuation Date is the Reference Asset that has the lowest Final Price on that date as a percentage of its Initial Price.

Final Price:	The “Final Price” of each Reference Asset will be the Closing Price of such Reference Asset on the Final Valuation Date.

Participation Rate:	145%

Closing Price:

For any date of determination, the “Closing Price” of each Reference Asset will be the product of (i) the closing price of one share of such Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable, and (ii) the Adjustment Factor applicable to such Reference Asset on such date. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Market Disruption Events,” “Certain Terms of the Notes—Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation,” and “Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg pages for the Reference Assets as of the date of this pricing supplement are:

•                  RTY; and

•                  XME US Equity.

Adjustment Factor:

The “Adjustment Factor” means, with respect to one share of each Reference Asset (or one unit of any other security for which a Closing Price must be determined), 1.0, subject to adjustment if and when certain events affect the shares of the Reference Assets. See “Certain Terms of the Notes—Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation” below.

Percentage Change:

The “Percentage Change”, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows for the Lowest Performing Reference Asset:

Final Price – Initial Price
Initial Price

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For the avoidance of doubt, the Percentage Change may be a negative value.

Principal Barrier Price:

The “Principal Barrier Price” for each Reference Asset is:

•                  With respect to the Russell 2000® Index: 1,169.850 (75% of its Initial Price).

•                  With respect to the SPDR® S&P® Metals & Mining ETF: $28.58 (75% of its Initial Price).

Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if the Final Price of the Lowest Performing Reference Asset is below its Principal Barrier Price.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances

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described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You seek an investment with an uncapped enhanced return linked to the potential positive performance of the Lowest Performing Reference Asset.

•                  You understand that if the Final Price of the Lowest Performing Reference Asset has declined below its Principal Barrier Price, you will be fully exposed to the decline in such Lowest Performing Reference Asset from its Initial Price and will lose more than 25%, and possibly up to 100%, of the Principal Amount at maturity.

•                  You understand that the return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on the Final Valuation Date and that you will not benefit in any way from the performance of the better performing Reference Asset.

•                  You understand that the Notes are riskier than alternative investments linked to only one of the Reference Assets or linked to a basket composed of each Reference Asset.

•                  You understand and are willing to accept the full downside risks of each Reference Asset.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are unwilling to accept the risk that the Final Price of the Lowest Performing Reference Asset may decline by more than 25%, and possibly up to 100%, from its Initial Price.

•                  You require full payment of the Principal Amount of the Notes at maturity.

•                  You are unwilling to purchase Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek certainty of current income over the term of the Notes.

•                  You seek exposure to a basket composed of each Reference Asset or a similar investment in which the overall return is based on a blend of the performances of the Reference Assets, rather than solely on the Lowest Performing Reference Asset.

•                  You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing up to 100% of your initial investment.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risk Factors” below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payments of Principal

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the first following Business Day, unless the first following Business Day is in the next calendar month, in which case the relevant repayment of principal will be made on the first preceding Business Day.

Market Disruption Events

If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on the Final Valuation Date, then such Final Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. If a Market Disruption Event in respect of any Reference Asset occurs or is continuing on each Trading Day to and including the seventh Trading Day following the Final Valuation Date, the Closing Price of each Reference Asset will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that seventh Trading Day, regardless of the occurrence or continuation of a Market Disruption Event in respect of one or more Reference Assets on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Closing Price of each affected Reference Asset that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. In the event that the Final Valuation Date is postponed as a result of a Market Disruption Event, the Maturity Date shall be five Business Days after the Final Valuation Date, as so postponed.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any of the Reference Assets:

(A)                        the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;

(B)                        the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund (as defined below) on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

(C)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Reference Asset or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Reference Asset or any Successor Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)                         the closure of the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund prior to its scheduled closing time unless the earlier closing time

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is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day;

(F)                          the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund fails to open for trading during its regular trading session; or

(G)                        any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For purposes of determining whether a Market Disruption Event has occurred:

(1)                          “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Reference Asset or any Successor Fund; and

(2)                          the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Trading Day for the Reference Asset or any Successor Fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

(3)                          the “relevant stock exchange” for the Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of the Reference Asset are traded, as determined by the Calculation Agent.

(4)                          the “related futures or options exchange” for the Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to any Reference Asset and the effective date or ex-dividend date, as applicable, for such event is after the Trade Date and on or prior to the Final Valuation Date.

The adjustments specified below do not cover all events that could affect the Reference Assets, and there may be other events that could affect the Reference Assets for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the Notes upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Assets, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Notes. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the Notes. All determinations made by the Calculation Agent in making any adjustments to the terms of the Notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Assets.

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For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)                        Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of such Reference Asset before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)                        Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the Notes are linked has been made ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of such Reference Asset which a holder of one share (or other applicable security) of such Reference Asset before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of such Reference Asset paid or distributed is based on a fixed cash equivalent value.

(C)                        Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of such Reference Asset on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of such Reference Asset on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

a.             “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and

b.            “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Reference Asset will equal the amount per share (or other applicable security) of the Reference Asset of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of any Reference Asset described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)                        Other Distributions

If a distribution of any non-cash assets is declared or made to all holders of the shares (or other applicable security) of any Reference Asset, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the Notes that results solely from the applicable event.

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(E)                         Reorganization Events

If a Reference Asset, or any Successor Fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and such Reference Asset is not the surviving entity (a “Reorganization Event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the Payment at Maturity or any other terms of the Notes as the Calculation Agent determines appropriate to account for the economic effect on the Notes of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a Liquidation Event (as defined below).

Liquidation Events

If a Reference Asset is de-listed, liquidated or otherwise terminated (a “Liquidation Event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to such Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and the Bank, any subsequent Closing Price for such Reference Asset will be determined by reference to the Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “Successor Fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the Notes.

If a Reference Asset undergoes a Liquidation Event prior to, and such Liquidation Event is continuing on, the date that any Closing Price of such Reference Asset is to be determined and the Calculation Agent determines that no Successor Fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Closing Price for the Reference Asset on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the Reference Asset (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the Calculation Agent will calculate the Closing Price for the Reference Asset in accordance with the formula last used to calculate such Closing Price before such Liquidation Event, but using only those securities that were held by the affected Reference Asset immediately prior to such Liquidation Event without any rebalancing or substitution of such securities following such Liquidation Event.

If a Successor Fund is selected or the Calculation Agent calculates the Closing Price as a substitute for the Reference Asset, such Successor Fund or Closing Price will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a Market Disruption Event exists. Notwithstanding these alternative arrangements, a Liquidation Event with respect to a Reference Asset may adversely affect the value of the Notes.

If any event is both a Reorganization Event and a Liquidation Event, such event will be treated as a Reorganization Event for purposes of the Notes unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating a Reference Asset or a Successor Fund, or the underlying index, is changed in a material respect, or if a Reference Asset or a Successor Fund is in any other way modified so that such Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the Reference Asset or such Successor Fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of the Reference Asset comparable to the Reference Asset or such Successor Fund, as the case may be, as if such changes or modifications had not been made, and calculate the Closing Price and the Payment at Maturity with reference to such adjusted Closing Price of the Reference Asset or such Successor Fund, as applicable.

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Calculation Agent

We or one of our affiliates will act as Calculation Agent for the Notes and may appoint agents to assist it in the performance of its duties. See “Risk Factors—There Are Potential Conflicts Of Interest Between You And The Calculation Agent” in this pricing supplement. We may appoint a different Calculation Agent without your consent and without notifying you.

The Calculation Agent will determine the Payment at Maturity you receive at stated maturity. In addition, the Calculation Agent will, among other things:

•  determine whether a Market Disruption Event has occurred;

•  determine if adjustments to the Adjustment Factor are warranted under various circumstances; and

•  if a Reference Asset undergoes a Liquidation Event, select a Successor Fund (as defined above) or, if no Successor Fund is available, determine the Closing Price.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation—Anti-dilution Adjustments,” “—Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation—Liquidation Events,” or “—Anti-dilution Adjustments Relating to a Reference Asset; Alternate Calculation—Alternate Calculation” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities held by the affected Reference Asset are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

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Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL PAYMENT AT MATURITY

Set forth below are three examples of calculations of the Payment at Maturity for a principal amount of $1,000 and a participation rate of 145%, assuming the hypothetical Initial Prices, Principal Barrier Prices and Final Prices for each of the Reference Assets indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Price of the Lowest Performing Reference Asset is greater than its Initial Price, the Payment at Maturity of your Notes is equal to the principal amount plus the product of the principal amount and (i) the Percentage Change and (ii) the Participation Rate:

	Russell 2000® Index (RTY)	SPDR® S&P® Metals & Mining ETF (XME)
Hypothetical Initial Price	100.00	200.00
Hypothetical Final Price	200.00	250.00
Hypothetical Percentage Change	--	25.00%
Hypothetical Principal Barrier Price	75.00	150.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, XME has the lowest hypothetical Final Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the Payment at Maturity based on the Final Price of the Lowest Performing Reference Asset.

Since the hypothetical Final Price of the Lowest Performing Reference Asset is greater than its hypothetical Principal Barrier Price, the Payment at Maturity would equal the principal amount plus the product of the principal amount and (i) the Percentage Change and (ii) the Participation Rate.

Principal Amount + [Principal Amount x (Percentage Change x Participation Rate)]

=$1,000 + [$1,000 x (25% x 145%)]

=$1,000 +[$1,000 x 36.25%]

=$1,000 + $362.50

=$1,362.50

Example 2. The Final Price of the Lowest Performing Reference Asset is less than its Initial Price but greater than its Principal Barrier Price, the Payment at Maturity is equal to the principal amount of your Notes at maturity:

	Russell 2000® Index (RTY)	SPDR® S&P® Metals & Mining ETF (XME)
Hypothetical Initial Price	100.00	200.00
Hypothetical Final Price	100.00	160.00
Hypothetical Principal Barrier Price	75.00	150.00

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Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, XME has the lowest hypothetical Final Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the Payment at Maturity based on the Final Price of the Lowest Performing Reference Asset.

Since the hypothetical Final Price of the Lowest Performing Reference Asset is less than its hypothetical Initial Price but greater than its hypothetical Principal Barrier Price, you would be repaid the principal amount of your Notes at maturity.

Example 3. The Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price, the Payment at Maturity is less than the principal amount of your Notes at maturity:

	Russell 2000® Index (RTY)	SPDR® S&P® Metals & Mining ETF (XME)
Hypothetical Initial Price	100.00	200.00
Hypothetical Final Price	50.00	250.00
Hypothetical Percentage Change	-50.00%	--
Hypothetical Principal Barrier Price	75.00	150.00

Step 1: Determine which of the Reference Assets is the Lowest Performing Reference Asset on the Final Valuation Date.

In this example, RTY has the lowest hypothetical Final Price as a percentage of its hypothetical Initial Price and is, therefore, the Lowest Performing Reference Asset on the Final Valuation Date.

Step 2: Determine the Payment at Maturity based on the Final Price of the Lowest Performing Reference Asset.

Since the hypothetical Final Price of the Lowest Performing Reference Asset is less than its hypothetical Principal Barrier Price, you would lose a portion of the principal amount of your Notes and receive the Payment at Maturity equal the principal amount plus the product of the principal amount and the Percentage Change.

Principal Amount + [Principal Amount x Percentage Change]

=$1,000 + [$1,000 x -50%]

=$1,000 +[-$500]

=$500

These examples illustrate that you will be fully exposed to a decrease in the Lowest Performing Reference Asset if the Final Price of the Lowest Performing Reference Asset on the Final Valuation Date is less than its Principal Barrier Price, even if the Final Price of the other Reference Asset has appreciated or has not declined below its respective Principal Barrier Price.

To the extent that the Initial Price, Principal Barrier Price and Final Price of each of the Reference Assets differs from the values assumed above, the results indicated above would be different.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Price of the Reference Assets. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the Lowest Performing Reference Asset is equal to or greater than its Principal Barrier Price. If the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price you may lose all or a substantial portion of your initial investment in an amount equal to the negative Percentage Change. Accordingly, you could lose all or a substantial portion of your initial investment in the Notes if the Final Price of the Lowest Performing Reference Asset is less than its Principal Barrier Price.

The Notes Do Not Provide For Fixed Payments Of Interest.

No periodic interest will be paid on the Notes. However, because it is possible that the Notes may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your Notes. See “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Your Return On The Notes Will Depend Solely On The Performance Of The Reference Asset That Is The Lowest Performing Reference Asset On The Final Valuation Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Reference Asset.

Your return on the Notes will depend solely on the performance of the Reference Asset that is the Lowest Performing Reference Asset on the Final Valuation Date. Although it is necessary for each Reference Asset to close above its respective Principal Barrier Price for you to be repaid the principal amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Reference Asset. The Notes may underperform an alternative investment linked to a basket composed of the Reference Assets, since in such case the performance of the better performing Reference Asset would be blended with the performance of the Lowest Performing Reference Asset, resulting in a better return than the return of the Lowest Performing Reference Asset alone. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Reference Asset.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in one or more of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Prices Of The Reference Assets Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Assets. Changes in the price of the Reference Assets may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On

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A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

We Have No Affiliation With The Reference Assets Or The Sponsor Or Publisher Of The Indexes And Have Not Independently Verified Their Public Disclosure Of Information.

We are not affiliated in any way with the Reference Assets or the publishers or sponsors of the Russell 2000® Index or the S&P® Metals and Mining Select Industry® Index, the underlying indexes for the Reference Assets (the “Indexes”), and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Reference Assets or the Indexes. None of the Reference Assets or the publishers or sponsors of the Indexes has any obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes. We have derived the information about the Reference Assets, the publishers of the Indexes and the Indexes contained herein from publicly available information, without independent verification, and we do not assume any responsibility for the adequacy of such information. You, as an investor in the Notes, should make your own investigation into the Reference Assets and the Indexes. The Reference Assets and the publishers and sponsors of the Indexes are not involved in the offering of the Notes made hereby in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of the Notes.

An Investment In The Notes Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Russell 2000® Index may be more volatile than an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Reference Assets Or The Indexes.

Actions by any company whose securities are held by the Reference Assets or included in the Indexes may have an adverse effect on the price of its security, the Closing Prices of the Reference Assets and the value of the Notes. These companies will not be involved in the offering of the Notes and will have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the Notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies will not be involved with the administration, marketing or trading of the Notes and will have no obligations with respect to the amounts to be paid to you at maturity.

An Investment In The Notes Involves Industry Concentration Risk.

The investment objective of the SPDR® S&P® Metals & Mining ETF is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the metals and mining segment within the S&P 500® Index.  The performance of companies in this sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked the SPDR® S&P® Metals & Mining ETF may have a

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material adverse effect on the securities held in its portfolio and, as a result, may have a material adverse effect on the price of the SPDR® S&P® Metals & Mining ETF and the value of the Notes.

An Investment In The Notes Is Subject To Risks Associated With Investing In The International Securities Market.

Investments in securities linked to the value of foreign equity securities involve particular risks. Your return on the Notes and the value of the Notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Reference Assets’ holdings.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of each Reference Asset, which could, in turn, adversely affect the value of the Notes. The foreign securities markets whose stocks comprise the Reference Assets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

An Investment In The Notes Is Subject To Exchange Rate Risk.

Some of the underlying assets held by the Reference Assets (the “Reference Asset Constituents”) may be issued by non-U.S. issuers. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents held by the Reference Assets are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Reference Assets will be adversely affected and the price of the Reference Assets, and consequently the market value of the Notes, may decrease.

The Amount To Be Paid At Maturity Will Not Be Affected By All Developments Relating To The Reference Assets.

Changes in the prices of the Reference Assets during the term of the Notes before the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. The Calculation Agent will calculate the Payment at Maturity by comparing only the Final Price of the Lowest Performing Reference Asset to the corresponding Initial Price and by comparing the Final Price of the Lowest Performing Reference Asset to the Principal Barrier Price. No other prices of the Lowest Performing Reference Asset will be taken into account with respect to the Payment at Maturity. As a result, you may receive less than the principal amount of your Notes, even if the price of the Lowest Performing Reference Asset has increased at certain times during the term of the Notes before decreasing to a price below the Initial Price or Principal Barrier Price as of the Final Valuation Date.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Assets.

In the ordinary course of business, we, Jefferies or our respective affiliates may have expressed views on expected movements in the Reference Assets or the Reference Asset Constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to

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change from time to time. Moreover, other professionals who deal in markets relating to the Reference Assets may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Assets or the Reference Asset Constituents from multiple sources, and you should not rely solely on views expressed by us, Jefferies or our respective affiliates. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement and the public disclosures made by the publishers of the Reference Assets.

The Historical Performance Of The Reference Assets Should Not Be Taken As An Indication Of Their Future Performance.

The price of the Reference Assets will determine the amount to be paid on the Notes at maturity. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Reference Assets will rise or fall during the term of the Notes. The prices of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Anti-Dilution Adjustments Relating To The Shares Of The Reference Assets Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the Closing Prices of the Reference Assets. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the Reference Assets. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Notes may be adversely affected.

Changes That Affect The Indexes Will Affect The Market Value Of The Notes And The Amount You Will Receive At Maturity.

Each Reference Asset is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Indexes. The policies of the sponsors of the Indexes (the “Index Sponsors”) concerning the calculation of the Indexes, additions, deletions or substitutions of the components of the Indexes and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Indexes and, therefore, could affect the amount of the Payment at Maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsors change these policies, for example, by changing the manner in which it calculates the Indexes.

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The Reference Assets And The Indexes Are Different And The Performance Of The Reference Assets May Not Correlate With That Of The Indexes.

The performance of the Reference Assets may not exactly replicate the performance of the Indexes because the Reference Assets will reflect transaction costs and fees that are not included in the calculation of the Indexes. It is also possible that the Reference Assets may not fully replicate or may in certain circumstances diverge significantly from the performance of the applicable Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Assets, differences in trading hours between the Reference Assets and the Indexes or due to other circumstances. In addition, because the shares of the Reference Assets are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Assets may differ from the net asset value per share of the Reference Assets.

You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Reference Assets.

You will not become a holder of shares of the Reference Assets or a holder of securities included in the Indexes as a result of owning a Note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We, Jefferies or one or more of our respective affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we, Jefferies or one or more of our respective affiliates, may have in our or their proprietary account. We, Jefferies and our respective affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we, Jefferies and our respective affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

The Calculation Agent Can Postpone The Determination Of The Final Price If A Market Disruption Event Occurs.

The determination of the Final Price may be postponed if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on the Final Valuation Date with respect to one or more Reference Assets. If such a postponement occurs, then the Final Valuation Date will be postponed for each Reference Asset to the first succeeding day that is a Trading Day for each Reference Asset and on which a Market Disruption Event has not occurred and is not continuing for any Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than seven Trading Days. As a result, if a Market Disruption Event occurs or is continuing on

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the Final Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than seven Trading Days. No interest will accrue as a result of a delayed payment.

If the determination of the Final Price of the Reference Assets for the Final Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day for one or more Reference Assets, that day will nevertheless be the date on which the Final Price of the Reference Assets will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Price for each affected Reference Assets that would have prevailed in the absence of the Market Disruption Event in respect of such Reference Asset. See “Certain Terms of the Notes—Market Disruption Events” in this pricing supplement. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting one or more Reference Assets has occurred, and make certain adjustments with respect to the Reference Assets if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

There Is No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the prices of the Reference Assets will rise or fall. There can be no assurance that the Final Prices will be greater than the corresponding Principal Barrier Prices. The Final Prices may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Assets. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Assets in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Assets will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Assets would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Assets” in this pricing supplement for further information regarding the historical performance of the Reference Assets.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

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Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the Reference Assets over the full term of the Notes, (ii) volatility of the prices of the Reference Assets and the market’s perception of future volatility of the prices of the Reference Assets, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive up to 100% less than the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Jefferies or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Jefferies as a result of dealer discounts, mark-ups or other transaction costs.

The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The Bank’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds the Bank’s estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the original issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market

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conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Assets, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which Jefferies or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s estimated value does not represent a minimum price at which Jefferies or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the Notes and the initial estimated value of the Notes on the Trade Date and could have an adverse effect on any secondary market prices of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Assets. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Assets and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By Jefferies Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, Jefferies or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Jefferies or any of its affiliates are willing to transact. If none of Jefferies or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly,

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we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and Jefferies or one or more of its or our affiliates may agree to purchase any unsold portion. Jefferies or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by Jefferies or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

The Tax Treatment Of The Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Income Tax Consequences” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSETS

Included in the following pages is a brief description of each of the Reference Assets. This information has been obtained from publicly available sources. Also set forth below is graph that shows historical closing prices for each of the Reference Assets. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the price of the Russell 2000® Index at any time from Bloomberg under the symbol “RTY” and the price of the SPDR® S&P® Metals & Mining ETF under the symbol “XME US Equity”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of each of the Reference Assets should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Prices of the Reference Assets. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

The Reference Assets are registered under the Securities Exchange Act of 1934 (“Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Reference Assets’ Investment Advisors (the “Investment Advisors”) with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisors from publicly available information, including its filings with the SEC. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Assets and the Investment Advisors.

Russell 2000® Index

All information regarding the Russell 2000® Index (Bloomberg ticker: “RTY”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The RTY was developed by Russell and is calculated, maintained and published by Russell.

The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000 Index”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 Index and represented, as of March 31, 2017, approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization. All Russell U.S. equity indexes (together, the “Russell U.S. Indexes” or “Russell Indexes”) are subsets of the Russell 3000ETM Index (the “Russell 3000E Index”) which is the broadest U.S. index, containing the largest 4,000 U.S. public companies. The members of the Russell 3000E Index and its subsets are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings.

Additional information on the RTY is available on the following website: http://www.ftserussell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

Historical Information

The following graph sets forth daily Closing Levels of the RTY for the period from January 1, 2012 to January 10, 2018. The Closing Level of RTY on January 10, 2018 was 1,559.801.

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Disclaimer

The Bank will enter into a non-exclusive license agreement with Russell whereby we, in exchange for a fee, are permitted to use the RTY and its related trademarks in connection with the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and the Bank will provide that the following language must be set forth when referring to any Russell Indexes or the Russell trademarks:

‘Russell 2000® Index’ and ‘Russell 3000® Index’ are trademarks of Russell Investments and will be licensed for use by Canadian Imperial Bank of Commerce. The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Notes.

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell Company. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in these Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. Russell’s only relationship to Canadian Imperial Bank of Commerce and its affiliates is the licensing of certain trademarks and trade names of Russell and of the RTY which is determined, composed and calculated by Russell without regard to Canadian Imperial Bank of Commerce and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR

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ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SPDR® S&P® Metals & Mining ETF

We have derived all information contained herein regarding the SPDR® S&P® Metals & Mining ETF (the “XME Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the SPDR® Series Trust (the “SPDR Series Trust”) and the SSGA Funds Management, Inc. The Bank has not undertaken an independent review or due diligence of any publicly available information regarding the XME Fund.

The XME Fund is an exchange-traded fund of the SPDR Series Trust, a registered investment company. The SPDR® S&P® Metals & Mining ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Metals and Mining Select Industry® Index (the “Metals and Mining Index”). The Metals and Mining Index represents the Aluminum, Coal & Consumable Fuels, Copper, Diversified Metals & Mining, Gold, Precious Metals & Minerals, Silver, and Steel sub-industry portions of the S&P Total Markets IndexTM (the “S&P TMI”). The S&P TMI tracks all the U.S. common stocks listed on the NYSE, AMEX, NASDAQ® National Market and NASDAQ Small Cap exchanges. The Metals and Mining Index is a modified equal weight index.

As of September 30, 2017, the XME Fund’s ten largest company holdings include: CONSOL Energy Inc. (5.36%), Allegheny Technologies Incorporated (5.24%), Alcoa Corp. (4.92%), Commercial Metals Company (4.63%), Reliance Steel & Aluminum Co. (4.63%), Nucor Corporation (4.62%), Steel Dynamics Inc. (4.53%), Peabody Energy Corporation (4.45%), Freeport-McMoRan Inc. (4.43%), and Hecla Mining Company (4.31%).

In making your investment decision you should review the prospectus related to the XME Fund, dated October 31, 2017, filed by the SPDR Series Trust (the “XME Fund Prospectus”) available at www.sec.gov/Archives/edgar/data/1064642/000119312517323271/d413018d485bpos.htm.

In addition, the XME Fund Prospectus is available on XME Fund’s website as indicated below. CIBC has not undertaken an independent review or due diligence of any publicly available information regarding the XME Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus.

The XME Fund’s website is https://us.spdrs.com/en/etf/spdr-sp-metals-mining-etf-XME. Shares of the XME Fund are listed on the NYSE Arca under ticker symbol “XME.”

Information filed by the SPDR Series Trust with the SEC under the Securities Act, the Investment Company Act of 1940 and/or the Exchange Act, as applicable, can be found by reference to its SEC file number: 333-57793 and 811-08839.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus. CIBC has not conducted any independent review or due diligence of any publicly available information with respect to the XME Fund.

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Historical Information

The following graph sets forth daily Closing Prices of the XME Fund for the period from January 1, 2012 to January 10, 2018. The Closing Price of the XME Fund on January 10, 2018 was $38.11.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the Principal Amount at maturity of the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying measure or asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which Jefferies or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors—The Bank’s Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether the Reference Assets (or components thereof) would be treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes.

Additionally, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the Notes may be properly treated as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Reference Asset written by you and purchased by us (the “Put Option”). The balance of this disclosure assumes this latter treatment is proper and will be respected for U.S. federal income tax purposes.

If the Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of the Notes is treated as issued for the principal amount of the Notes (if you are an initial purchaser) and that the right to receive payment in respect of appreciation on the Notes are treated as consideration.

If you receive the cash payment of the full principal amount of your Notes upon the call or maturity, such payment is likely treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of the Notes) and (ii) the lapse of the Put Option which likely results in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph and a long-term capital gain in respect of the right to

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share in appreciation. If you receive a cash payment upon the maturity of your Notes of less than the full principal amount of your Notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your Notes), (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your Notes over the amount that you received upon the maturity of the Notes in order to settle the Put Option and (iii) the expiration of the right to share in appreciation. If the aggregate amount paid to you for the Put Option and deferred as described in the preceding paragraph is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference. You should recognize a capital loss upon the expiration of the right to share in appreciation.

Upon the sale of Notes, you would be required to apportion the value of the amount you receive between the Debt Portion, Put Option and the right to share in appreciation on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of the Notes if you are an initial purchaser of the Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) and the right to share in appreciation would be treated as short-term capital gain and loss. If the value of the Debt Portion on the date of the sale of the Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option and the right to share in appreciation.

If you are a secondary purchaser of Notes, you would be required to allocate your purchase price for Notes between the Debt Portion, Put Option and the right to share in appreciation based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your Notes, you may be subject to the market discount or amortizable bond premium rules. The rules regarding market discount and bond premium are complex and therefore you are urged to consult your tax advisors regarding these rules. The portion of your purchase price that is allocated to the Put Option and the right to share in appreciation would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option and the right to share in appreciation (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option and the right to share in appreciation. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for the Notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) and the right to share in appreciation in an amount equal to such excess.

Another possible alternative treatment is that a Note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of a Note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the Note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Note. In general, your adjusted basis in the Note would be equal to the amount you paid for the Note, increased by the amount of interest you previously accrued (but remained unpaid) with respect to the Note. Any gain you recognize upon the sale, call or maturity of the Note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the Note, and thereafter would be capital loss.

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If a Note is treated as a contingent payment debt instrument and you purchase a Note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a Note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In 2008, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

We do not believe that the “constructive ownership transaction” rules of Section 1260 of the Code apply to this offering.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, Jefferies will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Jefferies will purchase the Notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the Notes directly to investors. Jefferies or other registered broker-dealers will offer the Notes at the price to public set forth on the cover page of this pricing supplement. Jefferies may receive a commission of up to $25.00 (2.50%) per $1,000 principal amount of the Notes and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to CIBC” to be specified on the cover hereof will reflect the aggregate of the underwriting discounts per Note at the time CIBC established any hedge positions prior to the Trade Date, which may be variable and fluctuate depending on market conditions at such times.

We will deliver the Notes against payment therefor in New York, New York on or about January 16, 2018, which is the third scheduled business day following the date of this Pricing Supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes are expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement.

If all of the offered Notes are not sold at the price to public, Jefferies may change the offering price and the other selling terms. In addition to offers and sales at the price to public, Jefferies may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

While Jefferies may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Jefferies and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Jefferies and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Jefferies and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. Jefferies and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Jefferies may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

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VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada), and subject to any bail-in conversion requirements under the Canada Deposit Insurance Corporation Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

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